UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2005

ETHAN ALLEN INTERIORS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11692	06-1275288
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Ethan Allen Drive Danbury, CT	06811
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 743-8000

                                                 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
     240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
     240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 1.01	Entry into a Material Definitive Agreement

On July 21, 2005, Ethan Allen Interiors Inc. and its subsidiaries (collectively, “Ethan Allen” or the “Company”) entered into a five-year, $200 million unsecured revolving credit facility with J.P. Morgan Chase Bank N.A. (“JP Morgan”), as administrative agent, and certain other lenders (the “New Credit Agreement”). The New Credit Agreement replaces the $100 million unsecured revolving credit facility dated June 30, 2004 among the Company, JP Morgan, as administrative agent, and certain other lenders (the “Old Credit Agreement”).

The New Credit Agreement consists of a $200 million unsecured revolving credit facility and includes an accordion feature permitting an additional $100 million of liquidity thereunder, if needed. In addition, the New Credit Agreement contains sub-facilities for trade and standby letters of credit of $100 million and swing line loans of $5 million. Revolving loans under the New Credit Agreement bear interest at JP Morgan’s Alternate Base Rate (as defined), or adjusted LIBOR plus 0.40% (plus a utilization fee of 0.125% during any period that usage of the facility is 50% or more of the total commitment under the facility), and are subject to adjustment resulting from changes in the credit rating of Ethan Allen's senior unsecured debt. The New Credit Agreement also provides for the payment of (i) a facility fee equal to 0.10% per annum on the average daily amount (whether used or unused) of the revolving credit commitment and (ii) a letter of credit fee equal to 0.525% per annum on the average daily letters of credit outstanding.

The New Credit Agreement has a maturity date of July 21, 2010 and there are no minimum repayments required during the term of the facility. The revolving loans may be borrowed, repaid and re-borrowed over the term of the facility until final maturity.

The New Credit Agreement also contains various covenants which limit the ability of the Company to: incur debt; engage in mergers and consolidations; make restricted payments; sell certain assets; make investments; and issue stock. The Company is also required to comply with certain financial covenants, including a fixed charge coverage ratio and a leverage ratio. In addition, the New Credit Agreement contains customary representations and warranties, conditions to borrowing (including the continued accuracy of such representations and warranties) and events of default (the occurrence of which would entitle the lenders to accelerate the maturity of any outstanding borrowings and terminate their commitment to make future loans).

Item 1.02	Termination of a Material Definitive Agreement

The Company’s entry into the New Credit Agreement serves to terminate, effective July 21, 2005, the Old Credit Agreement. All outstanding loans, accrued and unpaid interest, fees and other amounts due under the Old Credit Agreement have been paid, and all commitments thereunder terminated, on or prior to the closing date of the New Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above in Item 1.01 is hereby incorporated into Item 2.03 by reference.

Item 8.01	Other Events

On July 26, 2005, the Board of Directors of the Company authorized the issuance of up to $200 million in senior unsecured notes. The specific terms of the proposed notes, including the maturity and covenants of the notes and the related pricing, have not yet been determined, and closing of the issuance is subject to satisfactory determination thereof, changes in capital market conditions, material changes affecting the Company or its business or industry and other factors. If completed as authorized, the Company intends to utilize the net proceeds from the issuance for general corporate purposes including, but not limited to, (i) retail store expansion, (ii) investment in manufacturing operations, (iii) acquisitions, (iv) the payment of dividends, and (v) the repurchase of shares of the Company’s common stock in the open market. The Company has no present commitments or understandings as to any material acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETHAN ALLEN INTERIORS INC.
Date: July 27, 2005	By:	/s/ M. Farooq Kathwari
M. Farooq Kathwari
Chairman, President and Chief Executive Officer